Exhibit 99.1

SIRE (Southwest Iowa Renewable Energy) to Install Whitefox ICE™

Whitefox continues U.S. Ethanol Industry Growth with its Eighth installation, the Second in Iowa

Council Bluffs, Iowa --September 18, 2018, Southwest Iowa Renewable Energy, LLC (“SIRE”) and Whitefox Technologies have reached an agreement to install a Whitefox ICE™ advanced membrane dehydration system at the SIRE plant in Council Bluffs, Iowa. This will be Whitefox’s 8th installation in the U.S. and its second installation in Iowa, the leading ethanol producing state. The first ICE™ installation in Iowa was at Pine Lake Corn Processors in Steamboat Rock.

Brian Cahill, SIRE's President and CEO said, “All of us at SIRE are committed to be a part of the growing ethanol industry that supports the local corn farmers and community, and to provide value to our shareholders. Our plant team works continuously to improve process efficiencies at our plant in order to produce increasingly environmentally-friendly fuel. Working in collaboration with Whitefox and its team of engineers will give us a competitive edge, and at the same time increase our production rate and create more value for our local community.”

Whitefox’s CEO, Gillian Harrison, said, “I have known Brian and others on the SIRE team for a   number of years and it is extremely gratifying when a highly regarded ethanol producer such as SIRE chooses Whitefox’s membrane technology. SIRE is very focused on improving its operations, reducing its carbon footprint and adding value to the farm community in the Council Bluffs area. We are pleased to be helping SIRE achieve its goals and look forward to a successful relationship.”

Whitefox’s Integrated Cartridge Efficiency (Whitefox ICE™) is a membrane-based dehydration technology with a small footprint. Whitefox ICE™ eliminates water-rich recycle streams to free up capacity in distillation and dehydration to enable producers to increase ethanol output and revenues as well as improve margins by reducing energy costs and improve carbon intensity (CI) scores,   reduce cooling water costs year-round, and reduce operation & maintenance costs. Whitefox ICE™ can be integrated into existing corn ethanol production plants with minimal disruption. Whitefox’s membrane technology can equally be included as a technology upgrade in new greenfield plants.

About SIRE

Southwest Iowa Renewable Energy, LLC: SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim. SIRE is a Limited Liability Company incorporated in the State of Iowa on March 8, 2005. The owners of SIRE have positioned the Company to be a locally controlled business enterprise providing farmers and local investors with the chance to extract added value through ownership of a processing plant that converts local corn to higher value products.

About Whitefox Technologies Limited

Established in 2000, Whitefox specializes in technology development and process integration based on its proprietary membrane solutions. Its efficient designs reduce energy and water consumption in ethanol and organic chemical manufacturing processes. Whitefox provides solutions for fuel ethanol, other biofuels, and industrial alcohol production in the U.S., Canada, Europe and South America. www.whitefox.com  @WhitefoxTech

For further information:

Trond Heggenhougen	Meridith Bridge
Whitefox Technologies	MK Bridge Communications LLC
theggenhougen@whitefox.com	meridith@mk-bridge.com
+44 (0)20-7953-8408	+1 917-545-4118